Exhibit 99.1

Benihana Inc. Reports Fiscal Third Quarter 2008 Results

-Conference Call to be Held Today at 8:30 AM ET-

MIAMI--(BUSINESS WIRE)--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its 12-week fiscal third quarter 2008 ended January 6, 2008.

Highlights for the Company’s 12-week fiscal third quarter 2008 relative to the 12-week fiscal third quarter 2007 include:

  Total restaurant sales increased 12.2% to $69.4 million
  Company-wide comparable restaurant sales increased 1.5%
  Restaurant operating profit of $11.7 million vs. $10.5 million
  Restaurant operating profit margin of 16.8% vs. 17.0%
  Income from operations of $4.6 million vs. $5.2 million

“Like our restaurant peers, we too are not impervious to discretionary spending pressures, particularly in certain markets, and are seeing the effects of a challenging environment on our guests. We have therefore redoubled our efforts to execute as flawlessly as possible within the four walls of our operations, and have also focused our marketing on communicating the distinctive experience and value we offer our guests, especially in these more difficult times,” said Joel A. Schwartz, Chairman and Chief Executive Officer.

Mr. Schwartz concluded, “As we approach the end of both our remodeling program and investment period, we will begin to reap the benefits of a younger, more contemporary portfolio, as well as the infrastructure we have built to support new openings and our high quality pipeline. We are confident that we are building a strong foundation for our Company, one that will sustain us as we navigate through a weaker consumer environment, and position us for meaningful earnings growth over the coming years.”

Fiscal Third Quarter 2008 Results

For the 12-week fiscal third quarter 2008, total revenues increased 12.2% to $69.8 million, compared with $62.2 million in the fiscal third quarter of 2007. Total restaurant sales grew 12.2% to $69.4 million from $61.9 million in the same quarter of the previous year. Company-wide comparable restaurant sales increases were 1.5%, net, including 2.7% at Benihana teppanyaki, (3.6%) at RA Sushi, and 0.2% at Haru.

Restaurant sales for the fiscal third quarter 2008 included a $0.9 million increase from the comparable base as well as $3.7 million from new restaurants, net of one permanent closure. The Company also realized incremental sales of $2.9 million due to the favorable phasing of temporary closures, as compared to the fiscal third quarter 2007.

During the fiscal third quarter 2008, the Company opened RA Sushi restaurants in Tustin, CA and Mesa, AZ as well as Haru restaurants in Boston, MA and New York City. The Company also reopened Benihana teppanyaki restaurants in Tucson, AZ and Cherry Hill, NJ which had been closed for remodeling, while the Benihana teppanyaki restaurant in San Diego, CA was closed for the entire 12-week period for remodeling. There were a total of 985 store-operating weeks in the fiscal third quarter of 2008 compared to 893 store-operating weeks in the fiscal third quarter of 2007.

Restaurant operating profit for the fiscal third quarter 2008 was $11.7 million, or 16.8% of restaurant sales, compared to $10.5 million, or 17.0% of restaurant sales a year-ago.

Marketing, general and administrative expenses for the fiscal third quarter 2008 totaled $6.2 million, or 8.9% of restaurant sales, compared to $5.3 million, or 8.6% of restaurant sales in the same period last year, as a result of our continued investment in infrastructure. This resulted in income from operations of $4.6 million and $5.2 million, respectively.

Net income for the fiscal third quarter 2008 was $3.2 million, or $0.19 in diluted earnings per share, compared to $3.3 million, or $0.19 in diluted earnings per share in the same quarter last year.

Guidance

The Company is providing the following updated guidance for fiscal 2008:

  Total restaurant sales of $293 million to $294 million, and 4,115 to 4,125 in total restaurant operating weeks (including the effect of 140 to 145 in gross operating weeks that are expected to be lost due to remodels);
  The opening of three Benihana teppanyaki restaurants, five RA Sushi restaurants, and two Haru restaurants. To date, the Company has opened all three Benihana teppanyaki restaurants, four RA Sushi restaurants, and both Haru restaurants;
  The completion of a total of sixteen Benihana teppanyaki remodels by the end of fiscal 2008, along with an additional five that will be started in fiscal 2008 and completed during fiscal 2009. To date, the Company has completed fifteen remodels;
  A total of $2.4 million in accelerated depreciation costs for the full year, of which approximately $2.1 million has already been reflected in the first three quarters of fiscal 2008, related to shortening the useful lives for those restaurants affected by the ongoing renovation and revitalization program;
  Cost of sales, as a percentage of restaurant sales, is expected to be slightly favorable on an annualized basis compared to fiscal 2007, while labor, as a percentage of restaurant sales, is expected to be slightly unfavorable on an annualized basis compared to fiscal 2007;
  Additional infrastructure to support new unit development and management of a larger restaurant portfolio compared to fiscal 2007, and consequently, general and administrative expenses, as a percentage of total restaurant sales, are expected to be higher on an annualized basis compared to fiscal 2007 by approximately 70 basis points;
  Capital expenditures of approximately $60 million during the fiscal 2008, and;
  Utilization of between $15 million and $25 million of the available line of credit, resulting in decreased net interest income in fiscal 2008.

Conference Call Today

The Company will hold a conference call to discuss its fiscal third quarter 2008 operating results today at 8:30 AM ET. The conference call can be accessed live over the phone by dialing 1-888-221-3886, or for international callers, 1-913-312-1498. A replay will be available one hour after the call through February 22, 2008 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 6656146. The call will also be webcast live from the investor relations portion of the Company's website at www.benihana.com.

About Benihana

Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 86 restaurants nationwide, including 60 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and seventeen RA Sushi Bar restaurants. Under development at present are seventeen restaurants - eight Benihana teppanyaki restaurants and nine RA Sushi restaurants. In addition, 18 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/company_profile.asp

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)

	Three Periods Ended
	6-Jan-08	31-Dec-06	$ Change	% Change

Revenues
Restaurant sales	$69,439	$61,867	$7,572	12.2%
Franchise fees and royalties	375	335	40	11.9%
Total revenues	69,814	62,202	7,612	12.2%

Costs and Expenses
Cost of food and beverage sales	16,343	15,153	1,190	7.9%
Restaurant operating expenses	41,428	36,195	5,233	14.5%
Restaurant opening costs	1,227	363	864	238.0%
Marketing, general and administrative expenses	6,208	5,322	886	16.6%
Total operating expenses	65,206	57,033	8,173	14.3%

Income from operations	4,608	5,169	(561)	-10.9%
Interest income, net	147	33	114	345.5%

Income before income taxes	4,755	5,202	(447)	-8.6%
Income tax provision	1,584	1,923	(339)	-17.6%

Net income	3,171	3,279	(108)	-3.3%
Less: accretion of issuance costs and preferred stock dividends	250	272	(22)	-8.1%

Net income attributable to common stockholders	$ 2,921	$ 3,007	$ (86)	-2.9%

Earnings Per Share
Basic earnings per common share	$ 0.19	$ 0.20	$ (0.01)	-5.0%
Diluted earnings per common share	$ 0.19	$ 0.19	$ (0.00)	0.0%

Weighted Average Shares Outstanding
Basic	15,252	14,889	363	2.4%
Diluted	17,130	17,333	(203)	-1.2%
Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)

	Ten Periods Ended
	6-Jan-08	31-Dec-06	$ Change	% Change

Revenues
Restaurant sales	$225,394	$199,846	$25,548	12.8%
Franchise fees and royalties	1,324	1,178	146	12.4%
Total revenues	226,718	201,024	25,694	12.8%

Costs and Expenses
Cost of food and beverage sales	53,041	48,618	4,423	9.1%
Restaurant operating expenses	134,693	117,796	16,897	14.3%
Restaurant opening costs	2,688	1,074	1,614	150.3%
Marketing, general and administrative expenses	21,274	17,628	3,646	20.7%
Total operating expenses	211,696	185,116	26,580	14.4%

Income from operations	15,022	15,908	(886)	-5.6%
Interest income, net	258	285	(27)	-9.5%

Income before income taxes	15,280	16,193	(913)	-5.6%
Income tax provision	5,394	5,770	(376)	-6.5%

Net income	9,886	10,423	(537)	-5.2%
Less: accretion of issuance costs and preferred stock dividends	834	834	-	0.0%

Net income attributable to common stockholders	$9,052	$9,589	$(537)	-5.6%

Earnings Per Share
Basic earnings per common share	$0.60	$0.65	$(0.05)	-7.7%
Diluted earnings per common share	$0.58	$0.60	$(0.02)	-3.3%

Weighted Average Shares Outstanding
Basic	15,147	14,814	333	2.2%
Diluted	17,134	17,241	(107)	-0.6%
Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)

	Three Periods Ended
	6-Jan-08	31-Dec-06	$ Change	% Change

Total restaurant sales by concept:
Benihana	$51,666	$46,061	$5,605	12.2%
Haru	8,042	7,178	864	12.0%
RA Sushi	9,731	8,628	1,103	12.8%
Sushi Doraku	-	-	-	0.0%
Total restaurant sales	$69,439	$61,867	$7,572	12.2%

Comparable restaurant sales by concept:
Benihana	$45,145	$43,942	$1,203	2.7%
Haru	7,190	7,178	12	0.2%
RA Sushi	8,321	8,628	(307)	-3.6%
Sushi Doraku	-	-	-	0.0%
Total comparable restaurant sales	$60,656	$59,748	$908	1.5%
Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)

	Ten Periods Ended
	6-Jan-08	31-Dec-06	$ Change	% Change

Total restaurant sales by concept:
Benihana	$166,151	$147,756	$18,395	12.4%
Haru	25,956	23,778	2,178	9.2%
RA Sushi	33,287	28,127	5,160	18.3%
Sushi Doraku	-	185	(185)	-100.0%
Total restaurant sales	$225,394	$199,846	$25,548	12.8%

Comparable restaurant sales by concept:
Benihana	$145,515	$139,955	$5,560	4.0%
Haru	25,104	23,778	1,326	5.6%
RA Sushi	28,570	28,132	438	1.6%
Sushi Doraku	-	-	-	0.0%
Total comparable restaurant sales	$199,189	$191,865	$7,324	3.8%
Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)

	Three Periods Ended
	6-Jan-08	31-Dec-06	$ Change	% Change

Restaurant sales	$69,439	$61,867	$7,572	12.2%
Cost of food & beverage sales	16,343	15,153	1,190	7.9%
Gross profit	53,096	46,714	6,382	13.7%

Restaurant operating expenses:
Labor and related costs	23,673	20,962	2,711	12.9%
Restaurant supplies	1,630	1,487	143	9.6%
Credit card discounts	1,354	1,143	211	18.5%
Utilities	1,726	1,489	237	15.9%
Occupancy costs	4,024	3,870	154	4.0%
Depreciation and amortization	3,739	3,135	604	19.3%
Other restaurant operating expenses	5,282	4,109	1,173	28.5%
Total restaurant operating expenses	41,428	36,195	5,233	14.5%

Restaurant operating profit	$11,668	$10,519	$1,149	10.9%
Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)

	Ten Periods Ended
	6-Jan-08	31-Dec-06	$ Change	% Change

Restaurant sales	$225,394	$199,846	$25,548	12.8%
Cost of food & beverage sales	53,041	48,618	4,423	9.1%
Gross profit	172,353	151,228	21,125	14.0%

Restaurant operating expenses:
Labor and related costs	76,460	67,517	8,943	13.2%
Restaurant supplies	5,167	4,570	597	13.1%
Credit card discounts	4,281	3,700	581	15.7%
Utilities	5,918	5,177	741	14.3%
Occupancy costs	13,384	12,091	1,293	10.7%
Depreciation and amortization	12,477	10,299	2,178	21.1%
Other restaurant operating expenses	17,006	14,442	2,564	17.8%
Total restaurant operating expenses	134,693	117,796	16,897	14.3%

Restaurant operating profit	$37,660	$33,432	$4,228	12.6%
Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Three Periods Ended
	6-Jan-08	31-Dec-06

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	23.54%	24.49%
Gross profit margin	76.46%	75.51%

Restaurant operating expenses:
Labor and related costs	34.09%	33.88%
Restaurant supplies	2.35%	2.40%
Credit card discounts	1.95%	1.85%
Utilities	2.49%	2.41%
Occupancy costs	5.80%	6.26%
Depreciation and amortization	5.38%	5.07%
Other restaurant operating expenses	7.61%	6.64%
Total restaurant operating expenses	59.66%	58.50%

Restaurant operating profit margin	16.80%	17.00%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Ten Periods Ended
	6-Jan-08	31-Dec-06

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	23.53%	24.33%
Gross profit margin	76.47%	75.67%

Restaurant operating expenses:
Labor and related costs	33.92%	33.78%
Restaurant supplies	2.29%	2.29%
Credit card discounts	1.90%	1.85%
Utilities	2.63%	2.59%
Occupancy costs	5.94%	6.05%
Depreciation and amortization	5.54%	5.15%
Other restaurant operating expenses	7.55%	7.23%
Total restaurant operating expenses	59.76%	58.94%

Restaurant operating profit margin	16.71%	16.73%
Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)

	6-Jan-08	1-Apr-07

Assets
Cash and cash equivalents	$1,953	$8,449
Other current assets	15,866	13,085
Total current assets	17,819	21,534

Property and equipment, net	176,332	146,479
Goodwill	29,900	29,900
Other assets	9,577	6,376

	$233,628	$204,289

Liabilities and Stockholders’ Equity
Other current liabilities	$38,158	$33,835
Total current liabilities	38,158	33,835

Long-term debt—bank	6,931	-
Other liabilities	14,489	8,611
Total liabilities	59,578	42,446

Convertible preferred stock	19,428	19,361
Total stockholders’ equity	154,622	142,482

	$233,628	$204,289

CONTACT:
ICR
Raphael Gross/Tom Ryan, 203-682-8200